EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Infocrossing, Inc. for the registration of a combination of securities with an aggregate initial offering price of $125,000,000 and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, as amended by the Annual Report (Form 10-K/A) for the year ended December 31, 2003, as amended by the Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                    /s/ ERNST & YOUNG, LLP

New York, New York
February 21, 2005